Exhibit (r)(4)

Callodine Capital Management, LP

Callodine Credit Management, LLC

Rand Capital Management, LLC

Thorofare, LLC

Code of Ethics and Personal Trading Policy

December 2024

Introduction

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt a code of ethics that sets forth standards of conduct and requires compliance with federal securities laws.  Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), makes it unlawful for investment company personnel and other “Access Persons” to engage in “fraudulent, deceptive or manipulative” practices in connection with their personal transactions in securities when those securities are held or to be acquired by an investment company.

"Federal Securities Laws” means the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940, as amended; and the Investment Advisers Act of 1940, as amended.

This code of ethics (“Code”) complies with each of the noted Rules above. This Code is intended to reflect fiduciary principles that govern the conduct of the Advisers noted below and its supervised persons in those situations where the Adviser acts as an investment adviser as defined under the Advisers Act.  It consists of an outline of policies regarding several key areas: standards of conduct, compliance with laws, rules and regulations, protection of material non-public information and personal securities trading.

Callodine Group, LLC is the parent company for the following registered investment advisers:

•	Callodine Capital Management, LP
•	Callodine Credit Management, LLC
•	Rand Capital Management, LLC
•	Thorofare, LLC

Collectively, the advisers noted above are referred to as “CG Advisers” or “Firm” and each adviser is referred to as a “CG Adviser”.

This Code covers all Employees, Supervised and Access Persons at each of the Advisers and are referred to here as “Employees” collectively.

The Code covers all “supervised persons.” Supervised persons include:

1.	Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions).
2.	Employees of the advisers.
3.	Any other person who provides advice on behalf of the advisers and is subject to the adviser’s supervision and control.

The “Personal Securities Transactions Policies and Procedures” described below apply to all Employees who are considered Access Persons.

Access persons include any supervised person who:

•	Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or
•	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic

At the time of the publication of this Code, all of the employees of a CG Adviser are presumed to be “Access Persons” of such CG Adviser. Intern and Consultant positions will be reviewed on a case-by-case basis to determine if Supervised or Access Persons. For purposes of the Code, any reference to a trade by an Access Person includes a trade by a member of such Access Person’s family living in the same household. If you have any doubt or question about whether an investment, account or person is covered by any of the requirements below, ask the Chief Compliance Officer (“CCO”). Please do not guess the answer.

A director of a Reportable Fund who is not an “interested person” of the Reportable Fund within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make a report solely by reason of being a fund director, need not make an Initial Holdings Report or an Annual Holdings Report. Such director also need not make a Quarterly Transaction Report, unless the director knew or, in the ordinary course of fulfilling his or her duties as a fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security (as defined in section 17(j)-1(a)(4) of the 1940 Act), the fund purchased or sold the Covered Security, or the fund or its investment adviser considered purchasing or selling the Covered Security.

“Reportable Fund” as defined by the Advisers Act shall have the same meaning as it does in Rule 204A-1 and generally means (1) any fund for which a CG Adviser serves as an investment adviser (including sub-adviser), including closed-end funds and open-end funds and (2) any fund whose investment adviser or principal underwriter controls a CG Adviser, is controlled by a CG Adviser, or is under common control with a CG Adviser.

Family members include the person’s immediate family (including any relative by blood or marriage) living in the employee’s household. Any account in which he or she has a direct or indirect beneficial interest (such as a trust) is subject to the Firm’s personal trading policy. Other individuals living in the employee’s household are not subject to the policy, but employees should be cognizant of the confidentiality of the business of the adviser. Information should not be shared with others in their circle of home, friends or family.

“Immediate family” means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, siblings or siblings-in-law, and spouse or “domestic partner.”

“Domestic partner” means a person, 18 years of age or older:

•	To whom you are neither married nor related;
•	With whom you live in the same residence and intend to do so indefinitely; and
•	With whom you have an exclusive committed relationship

Access Person trades should be executed in a manner consistent with CG Advisers’ fiduciary obligations to its Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities.

Standards of Conduct

The CG Advisers are committed to maintaining the highest legal and ethical standards of business conduct. Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as maintaining the highest standards of conduct and personal integrity in every aspect of our business. The continued success of Callodine Group is dependent upon our investors’ trust, and we are dedicated to preserving that trust. Employees owe a duty to their adviser, its clients and each other to act in a way that warrants the continued trust and confidence of our investors.

As investment advisers, we owe a fiduciary duty to our clients. We must act for the benefit of our clients to the exclusion of any contrary interest and our actions must be guided at all times by the best interest of our clients. We owe an affirmative duty to act in the utmost good faith, to fully and fairly disclose any material conflicts of interest, and to avoid misleading our clients. This duty applies equally to individuals as well as the CG Advisers. It is critical that all of our employees understand and embrace this fiduciary duty and incorporate it into our daily operations and decision-making.

Among the specific obligations that the SEC has indicated flow from an adviser’s fiduciary duty are:

•	A duty to have a reasonable, independent basis for its investment advice;
•	A duty to obtain best execution for clients’ securities transactions where the adviser is in a position to direct brokerage transactions;
•	A duty to ensure that its investment advice is suitable to the client’s objectives, needs and circumstances;
•	A duty to refrain from effecting personal securities transactions inconsistent with client interests; and
•	A duty to be loyal to clients.

Each employee plays a vital role in the performance and vigilant safeguarding of our fiduciary responsibilities and fulfillment of his or her own fiduciary duty. In addition to the responsibilities arising from our fiduciary duty as an investment adviser, the CG Advisers will comply with all applicable laws and regulations, in letter and in spirit, and requires the same commitment of its employees.

Beyond our fiduciary duty, as a matter of policy to assure investors that their investments are treated fairly and equitably, the CG Advisers strive to avoid even the appearance of conflicts of interest. This requires each of our employees to be mindful of and avoid any situation where an outside business relationship, financial interest or other personal benefit could be perceived to be motivating our actions or compromising our judgment.

In general, those subject to this Code owe a fiduciary duty to clients and investors, which includes ensuring that one’s personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one’s own personal interests ahead of clients, (ii) taking inappropriate advantage of one’s position with a CG Advisors; and (iii) any actual or potential conflicts of interest or any abuse of one’s position of trust and responsibility.

Pursuant to Rule 17j-1 of the Investment Company Act, it is unlawful for any affiliated person of an investment adviser for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund to engage in prohibited conduct, as defined below:

•	Employ any device, scheme or artifice to defraud a client or engage in any manipulative practice with respect to a client;
•	Make to a client, any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client; or
•	Engage in any manipulative practice with respect to a client.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including the CG Advisers, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for the CG Advisers, its Employees, and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

All Employees must (i) promptly notify the CCO of any known or potential conflict of interest and (ii) complete a Conflicts of Interest Questionnaire upon the commencement of employment and on an annual basis thereafter in the manner specified by the CCO. The CCO reviews all Conflicts of Interest Questionnaires to identify any actual and potential conflicts of interest and properly disclose, mitigate and/or eliminate them. Any potential or actual conflict of interest involving the CCO will be reviewed by the General Counsel (“GC”).

The CG Advisers’ policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Firm and/or its Employees on one hand, and Clients and/or Investors on the other hand, will be disclosed, as appropriate, and/or resolved in a manner that takes the best interests of Clients and/or Investors into account.

In some instances, conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging and may require disclosure to any Clients or Investors involved in such conflict. Employees should notify the CCO promptly if they believe a conflict of interest has not been identified or it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed. The CCO is responsible for notifying the GC promptly with regard to any such conflict of interest involving themself.

Gifts and Entertainment

The giving or receiving of gifts or business entertainment could give rise to a potential or actual conflict of interest. Any gift or entertainment provided as a kickback or quid pro quo is strictly prohibited.  All Supervised Persons must comply with our Gifts and Entertainment Policy set forth in the Compliance Manual.

Service as Director for an Outside Company

As described in the Outside Business Activities Policy included in the Compliance Manual, any Supervised Person wishing to serve as director for an outside company (public or private) must first seek the written approval of the CCO. All Supervised Persons are required to comply with our Outside Business Activities Policy set forth in the Compliance Manual.

Outside Employment and Business Interests

Before accepting outside employment, which includes any business activity for which a Supervised Person receives compensation (‘Outside Employment”), all Supervised Persons must obtain prior approval from the CCO and, if requested, provide periodic reports summarizing the outside business activities.  All Supervised Persons are required to comply with our Outside Business Activities Policy set forth in the Compliance Manual.

The Use of Social Media

Callodine prohibits the use of all social media for “conducting” any type of Firm business unless it is pre-approved by the CCO.  Specific details of the Firm’s Social Media Policy are included within the Compliance Manual.  All Supervised Persons are required to comply with our Social Media Policy set forth in the Compliance Manual.

Political and Charitable Contributions

Contributions to political candidates or organizations and to charities may give the appearance of a conflict of interest. Any Supervised Person wishing to make contributions to charities where there is an actual or potential conflict of interest, or where the charitable contribution is related to Clients of the Firm or investors in a Reportable Fund must seek the prior written approval of the CCO.  All political contributions must be pre-cleared with the written approval of the CCO. All Supervised Persons are required to comply with our Political and Charitable Contributions Policy set forth in the Compliance Manual.

Confidentiality

All information concerning the identity of security holdings and financial circumstances of all clients (both current and former) or prospective clients is confidential. This also applies to all investors in the Funds.

All information about clients and investors must be kept in strict confidence, including identity (unless consent is obtained), financial situation, security holdings, and advice furnished by the Firm.

Personal Securities Transactions Policies and Procedures

Accounts Covered by the Policies and Procedures (Covered Accounts)

CG Advisers’ Personal Securities Transactions policies and procedures apply to Access Persons and immediate family members with Covered Accounts. In addition, this Personal Securities Transactions policies and procedures apply to all accounts in which an Access Person may exercise investment discretion, regardless of whether they have a beneficial interest in the account.

Covered Accounts, for purposes of this Code, are accounts that hold Securities or beneficial ownership in Securities by an Access Person or an immediate family member and include accounts which are:

●	Owned by an Access Person, alone or together with others; or
●	Controlled or managed by an Access Person, directly or indirectly; or
●	Owned (alone or together with others) or controlled (directly or indirectly) by any immediate family member of an Access Person who lives in the same household with the Access Person; and
●	In which an Access Person or an “immediate family member” directly or indirectly share profits. (See Introduction section for definition of immediate family member)

Beneficial Owner shall have the same meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended. You have a “beneficial ownership” of a Reportable Security when you or an Immediate Family Member, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the opportunity, directly or indirectly, to profit or share in the gains, losses, dividends or interest obtained from a Reportable Security transaction.

For avoidance of doubt, the existence of retirement accounts (e.g., 401K, IRA and other) are reportable accounts. However, eligible investments in many retirement accounts are often limited to mutual funds. Therefore, the transactions in such accounts may be exempt from reporting. If you have any questions about the reporting of retirement accounts, please contact the CCO.

Special Consideration – Loans

Commercial real estate loans may not meet the technical definition of a Reportable Security. However, due to the potential perceived conflict, Employees must pre-clear all commercial real estate loan investments or participation(s) with the CCO to confirm that the opportunity is not otherwise suitable for or otherwise in conflict with a Client. The CCO will consult with the General Counsel and other Partners, as necessary.

Reportable Securities

Any “security” (as that term is defined in Section 202(a)(18) of the Advisers Act) except money market funds, open-end mutual funds and other exempt securities as described below. Examples of reportable securities include:

●	Debt and equity securities, including Initial Public Offerings (IPO);
●	Options on securities, on indices and on currencies;
●	Limited Offerings. All forms of LP and LLC interests, including interests in private investment funds (e.g., hedge funds);
●	Initial Coin Offerings (ICO);
●	Currency and non-securities derivatives
●	Foreign unit trusts and foreign mutual funds;
●	Exchange Traded Funds (“ETFs”);
●	Closed-end funds (a limited structured fund that raises a fixed amount of capital through an initial public offering traded on a stock exchange); and
●	Reportable Funds - any Registered Fund for which a CG Adviser serves as an investment adviser (including sub-adviser).

"Initial Public Offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"Limited Offering" means an offering of securities that is exempt from registration under the Securities Act of 1933, as amended.

Exempt Securities—No Reporting Requirements

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered in the U.S. (i.e., open-end mutual funds), other than funds advised or underwritten by CG Advisers or an affiliate;
•	Interests in 529 college savings plans that invest only in mutual funds;
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by CG Advisers or an affiliate; and
•	Annuities and other insurance products (unless the product is referenced to as an investment instrument that is not an Exempt Security described above).
•	Currencies
•	Transactions involving Reportable Securities in a Professionally Managed Account as discussed below.

NOTE:

Cryptocurrency purchased as currency, or a cash equivalent is not currently considered a security and therefore not a Reportable Security. However, derivatives based on Cryptocurrency, and Initial Coin Offerings should be considered Reportable Securities.

Professionally Managed Accounts (Discretionary Accounts)

Accounts that: (i) are managed by an unaffiliated investment manager who has discretionary authority and control over the account and (ii) has all investment decisions made by the unaffiliated investment manager and not made directly or indirectly by an Access Person or immediate family member of the Access Person. Although transactions in these accounts are not “reportable”, employees must report the existence of all such accounts on the Initial and Annual Holdings Reports. In addition, Employees are required to complete the Managed Accounts Disclosure Affirmation on an annual basis in a manner directed by the CCO.

Note: Any transactions in an account in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect influence or discretion, are not subject to the Quarterly Transaction reporting requirements as outlined below.

Trading Restrictions

Access Persons are prohibited from transacting in reportable securities (defined above) with the exception of Exchange Traded Funds (ETFs), Municipal Bonds, and CG-managed Private Funds unless pre-approval has been granted. No more than five pre-clearance requests will be considered per Employee each month. Requests should be made pursuant to the pre-clearance procedures outlined below. Absent special circumstances, requests will be denied for any securities held in a Reportable Fund or for securities that are in the research phase at the time of the request.

CG Advisers will maintain a combined Restricted List, as described below. Employees are not allowed to trade in any names on the Restricted List, therefore any requests for those securities will be denied.

Transactions in these security types are prohibited:

•	Derivatives
•	Options
•	Short Sales

All securities subject to pre-clearance must be held for a 60-day holding period. Once a security that is subject to pre-clearance is sold, it cannot be bought again for a further 60 days.

Specific Adviser Restrictions:

•	Employees may not trade in fund holdings or securities that the Employee’s Adviser Fund(s) has traded in the past 30 days, or that are on the open orders list.

•	If any employee already holds a security that is then purchased by a Fund, they must continue holding until the Fund no longer holds the position.

•	Analysts at each of the CG Advisers may not trade in names they cover/have conducted research on for their Advisers’ Funds.

•	Employees subject to specific security blackout periods must adhere to the applicable trading windows.

Note: The CCO may grant exceptions to policies after review of specific issues. These issues will be reviewed on a case-by-case basis.

Note: CG Managed Registered Funds may enter Blackout Periods, where employees are prohibited from transacting in certain CF managed Registered Funds. These Blackout Periods will be communicated to all employees as they occur and when the Blackout Period is lifted.

Restricted Lists

While it is anticipated that certain CG Advisers or its Access Persons are infrequently exposed to public companies during its investment diligence and monitoring due to its business of originating and managing loans, the CCO is prepared to maintain a Restricted List of Securities. The Restricted list will include issuers that Callodine Group might have received Material Nonpublic Information. Due to the technical and legal analysis to determine whether information is both material and nonpublic, CG Advisors will endeavor to err on the side of caution and restrict trading companies prematurely to prevent the appearance of any improprieties. Employees must review the Insider Trading section of the Compliance Manual to understand additional responsibilities in this area.

The CCO will document the date a company was added to the Restricted List, with a brief note explaining the reason for the addition, the date that the company was removed, and a description of why it was then removed.

Personal or Fund transactions in Securities that are associated with any issuers on the Restricted List are prohibited.

Pre-clearance Requirements and Procedures

Prior to entering a Reportable Security transaction (as defined above), a Trade Pre-Clearance Form must be submitted to the CCO, or designee, for review and approval. The CCO will obtain pre-clearance from the GC. The Firm will use the Compliance Reporting System for these requests.

Pre-approval by the CCO or designee is not required for ETFs, municipal bonds and initial or additional investments to CG Advisers’ Private Funds. Any Access Persons’ investments in the internal/proprietary private funds are included on each Fund’s capital register.

Requests that are approved are good for five (5) business days unless otherwise indicated.

In the below instances, the Compliance Reporting System will grant auto-approval for trades:

•	Trades in single-name securities under $10k if company is large cap with a market cap above $10 billion.
•	the company is not on the Restricted List or subject to blackout list (for the entity where employee works).
•	Employees have not exceeded their maximum trades per month

NOTE: Automatic investment and dividend reinvestment plan investments (DRIPs) for stock in publicly traded companies are exempt from pre-clearance but subject to reporting detailed below. New or changes to instructions for automatic investment and DRIPs are required to be pre-cleared.

Reporting Requirements

These reporting requirements apply to all Security Accounts in which you have a Beneficial Ownership and in which you hold Securities. Accounts that hold any securities should be reported promptly upon being opened.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted in a manner directed by the CCO within thirty (30) calendar days of December 31st, and within ten (10) business days of an individual first becoming an Access Person.

Annual reports must be current as of December 31st; initial reports must be current as of a date no more than forty-five (45) calendar days prior to the date that the person became an Access Person.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Access Person does not have any holdings and/or accounts to report, this should also be indicated within ten (10) business days of becoming an Access Persons and within thirty (30) calendar days of December 31st.

Holdings report must contain the following information:

•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Security in which the Access Person had any direct or indirect beneficial interest ownership when the person became an Access Person;
•	The name of any broker, dealer or bank, account name, number and location with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
•	The date the report is submitted by the Access Person.

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons are required to provide a direct feed to their accounts or submit quarterly brokerage statements to the CCO electronically as the means for reporting transactions in reportable securities. The reporting of any reportable securities that are not held in a brokerage account, as well as the reporting of any new accounts opened during the quarter, will be reported using the Quarterly Reporting Form in a manner as directed by the CCO. All new account reports must include the name on the account, the name of the broker/dealer or bank and date the account was established. All quarterly reporting is due within thirty (30) calendar days of quarter end.

Quarterly transaction reports must contain the following information:

• The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

• The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

• The price of the Reportable Security at which the transaction was effected;

• The name of the broker, dealer or bank with or through whom the transaction was effected; and

• The date the report is submitted.

For all reporting requirements, the Firm will use an electronic Compliance Reporting System for reporting requirements. Access Persons will provide a direct feed to their brokerage accounts or submit quarterly brokerage statements electronically.

Personal Trading and Holdings Reviews

The CCO will review reports submitted pursuant to the Personal Securities Transactions policies and procedures. Any personal trading undertaken in violation of the provisions of this Code may result in further inquiry and/or sanctions, up to and including dismissal.

Any transactions (other than permitted transactions) that are executed without pre-clearance will be subject, in the CCO’s discretion (after consultation with management, if appropriate), to being reversed, or if the Employee profited from the transaction, to disgorgement of such profits and contribution to a charitable organization, unaffiliated with CG Advisers, and to suspension of personal trading privileges.

The GC, or designee, will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions policies and procedures and any related pre-approvals.

Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with the CG Advisers. Access Persons are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Access Persons must promptly report any violations of the Code of Ethics to the CCO.

Violations of the Code may result in disciplinary action. The disciplinary action may be whatever the CCO and senior management deem appropriate given the situation, and may include a written warning, fines, disgorgement of profits and/or losses avoided, suspension, demotion, or termination of employment. Violations may also be referred to civil or criminal authorities where appropriate.

Administration and Enforcement of the Code

Administration of the Code

The CCO is responsible for administering the Code and implementing the appropriate procedures reasonably necessary to prevent and detect Code violations.

The Firm has retained an outside consulting firm to provide assistance with administering its ongoing compliance program and Code of Ethics. As such, any reference made to the CCO may also be deemed to mean the consulting firm as his designee.

Recordkeeping Policy

The following records shall be maintained for the required document retention period:

•	A copy of each Code that has been in effect at any time during the last five years.
•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.
•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person. (These records must be kept for five years after the individual ceases to be an employee of the Firm.)
•	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports.
•	A list of the names of persons who currently, or within the past five years, were Access Persons.
•	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in IPO’s and limited offerings for at least five years after the end of the fiscal year in which approval was granted.
•	A record of any decisions and supporting reasons that grant employees or access persons a waiver from or exception to the Code. Maintain for five years.
•	Copies of all reports regarding the annual review of the Code and a listing of any material violations. Maintain for five years.
•	A record of persons responsible for reviewing the access persons reports currently and during the previous five years.

Additional requirements pursuant to Rule 17j-1(c) – applicable to the Advisers/Sub-Advisers to registered investment companies (“RIC”) and Business Development Companies (“BDCs”).

The Firm will provide the RIC or BDC’s Board of Directors with annual written reports that describes any issues arising using the Code and include a re-certification that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Any material changes to the Code must be approved by the RIC and/or BDC’s Board within six months after adoption of the material change.

Quarterly Information to the Board of Directors:

On a quarterly basis, the CCO provides the following information to the Board:

•	Certifies that procedures have been adopted to reasonably prevent Access Persons from violating this Code.
•	Notes whether any issues arose with respect to the Code since the last report to the Board including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.
•	Identifies any recommended changes in the existing procedures based upon evolving industry practices or developments in applicable laws or regulations.

Training and Education

The CCO is responsible for training and educating employees regarding the Code. Training will occur periodically, and all employees are required to attend.

Annual Review

On an annual basis, the CCO will review the provisions of the Code to determine whether revisions are required so as to comply with the provisions of the Advisers Act and SEC interpretations thereof with respect to personal securities trading by Access Persons. Results of the review will be documented as part of the Annual Review of the Firm’s Compliance Program.

Acknowledgements

New employees must acknowledge they have read and understand and they must agree to comply with this Code of Ethics and Personal Trading Policy. On an annual basis, and as needed if material amendments, all Supervised Persons are required to acknowledge that they have read, understand and agree to comply with the Code, in connection with the Firm’s annual policy acknowledgement process. Any questions about the Code of Ethics should be directed to the CCO. The certification will be completed electronically through the Compliance Reporting System.

Form ADV Disclosure

A description of this Code is provided in each Firm’s Form ADV Part 2. If requested, a copy of the complete Code will be provided to any current or prospective client or investor that makes a request. Each Firm’s Form ADV will be updated as necessary to reflect amendments to the Code.

Further Information

For further information regarding the Code of Ethics and Personal Trading Policy, please contact the CCO. Please contact the General Counsel for Callodine Group with any questions or concerns regarding the CCO and the application of the Code of Ethics and Personal Trading Policy.